Exhibit 3.1

Industry Canada	Industrie Canada	ELECTRONIC TRANSACTION REPORT	RAPPORT DE LA TRANSACTION ÉLECTRONIQUE

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions	ARTICLES OF IN CORPORATION	STATUTS CONSTITUTFS
		(SECTION 6)	(ARTICLE 6)

Processing Type - Mode de Traitement:

1.                 Name of Corporation - Dénomination de la société

Revett Minerals Inc.

2.                 The province or territory in Canada where the registered office is to be situated - La province ou le territoire au Canada où se situera le siège social

ON

3.                 The classes and any maximum number of shares that the corporation is authorized to issue - Catégories et le nombre maximal d’actions que la société est autorisée à émettre

The annexed Schedule 1 is incorporated in this form.

L’annexe 1 ci-jointe fait partie intégrante de la présente formule.

4.                 Restrictions, if any, on share transfers - Restrictions sur le transfert des actions, s’il y a lieu

The annexed Schedule 2 is incorporated in this form.

L’annexe 2 ci-jointe fait partie intégrante de la présente formule.

5.                 Number (or minimum and maximum number) of directors - Nombre (ou nombre minimal et maximal) d’administrateurs

Minimum: 1     Maximum: 20

6.                 Restrictions, if any, on business the corporation may carry on - Limites imposées à l’activité commerciale de la société, s’il y a lieu

The annexed Schedule 3 is incorporated in this form.

L’annexe 3 ci-jointe fait partie intégrante de la présente formule.

7.                 Other provisions, if any - Autres dispositions, s’il y a lieu

The annexed Schedule 4 is incorporated in this form.

L’annexe 4 ci-jointe fait partie intégrante de la présente formule.

8.                 Incorporators - Fondateurs

Name(s) - Nom(s)	Address (including postal code) - Adresse (inclure le code postal)	Signature

JENNY CHU STEINBERG	232 DUNVEGAN ROAD, TORONTO, ONTARIO, CANADA, M5P 2P2	JENNY CHU STEINBERG

SCHEDULE / ANNEXE 1

The Corporation is authorized to issue an unlimited number of Common shares and an unlimited number of Preference shares issuable in series.

1. PREFERRED SHARES ISSUABLE IN SERIES

The Preferred shares may, at any time and from time to time, be issued in one or more series each series to consist of such number of shares as may, before the issue thereof, be fixed by the directors of the corporation. The directors of the corporation may, before issuance and subject as hereinafter provided, determine the designation, rights, privileges, restrictions and conditions attaching to the Preferred shares of each series including, without limiting the generality of the foregoing:

(a) the rate, amount or method of calculation of any dividends, whether cumulative, non-cumulative or partially cumulative, and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which any such dividends shall accrue and any preference of such dividends;

(b) any rights of redemption and/or purchase and the redemption or purchase prices and terms and conditions of any such rights;

(c) any rights of retraction vested in the holders of Preferred shares of such series and the prices and terms and conditions of any such rights and whether any other rights of retraction may be vested in such holders in the future;

(d) any voting rights;

(e) any conversion rights;

(f) any rights to receive the remaining property of the corporation upon dissolution, liquidation or winding-up and the amount and preference of any such rights;

(g) any sinking fund or purchase fund; and

(h) any other provisions attaching to any such series of the Preferred shares, the whole subject to the issue by the Director appointed under the Canada Business Corporations Act (the “Act”) of a certificate of amendment in respect of articles of amendment in prescribed form to designate a series of Preferred shares.

2. DIVIDEND – COMMON SHARES AND PREFERRED SHARES ISSUABLE IN SERIES

All dividends declared by the directors of the corporation, subject to the prior rights, if any, of the Preferred shares of any series shall be declared and paid on the Common shares at the time outstanding in such manner and in such proportions as the directors of the corporation may in their absolute discretion determine.

3. PARTICIPATION IN ASSETS ON DISSOLUTION - COMMON SHARES AND PREFERRED SHARES ISSUABLE IN SERIES

In the event of the liquidation, dissolution, winding-up of the corporation (whether voluntary or involuntary), reduction of capital or other distribution of its assets among shareholders by way of repayment of capital, the holders of the Common shares shall be entitled to receive, subject to the prior rights, if any, of the holders of the Preferred shares of any series in equal amounts per share, without preference or distinction, all of the property and assets of the corporation.

4. PURCHASE FOR CANCELLATION – COMMON SHARES

The corporation may, at any time and from time to time, purchase for cancellation the whole or any part of the Common shares, as the case may be, at the lowest price at which, in the opinion of the directors of the corporation, such shares are obtainable. Except where the corporation is purchasing or otherwise acquiring shares issued by it to settle or compromise a debt or claim asserted by or against the corporation, to eliminate fractional shares, to fulfil the terms of an agreement under which the corporation has an option or is obliged to purchase shares owned by a current or former director, officer or employee of the corporation, to satisfy the claim of a shareholder who dissents under Section 185 of the Act (as the said section may be amended or re-enacted from time to time) or to comply with an order under Section 248 of the Act (as the said section may be amended or re-enacted from time to time), the shares shall be purchased either:

(a) with the consent of all the holders of Common shares outstanding, as the case may be; or

(b) pursuant to tenders received by the corporation upon request for tenders addressed to all the holders of the Common shares at the time outstanding, as the case may be, and the corporation shall accept only the lowest tenders.

Where, in response to the invitation for tenders, two or more shareholders submit tenders at the same price and the tenders are accepted by the corporation as to part only of the shares offered, the corporation shall accept part of the shares offered in each tender in proportion as nearly as may be to the total number of shares offered in each tender.

5. VOTING – COMMON SHARES

Holders of Common shares shall be entitled to 1 vote for each Common share held by them respectively.

6. DISSENT

Holders of shares of a class are not entitled to vote separately as a class or dissent upon a proposal to amend the articles of the corporation to:

(a) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series;

(b) effect an exchange, reclassification or cancellation of the shares of such class or series; or

(c) create a new class or series of shares equal or superior to shares of such class or series.

7. NOTICE

Where notice is required by the provisions hereof to be sent, the notice or the time for the notice may be waived or abridged at any time with the consent in writing of the person entitled thereto.

SCHEDULE / ANNEXE 2

None

SCHEDULE / ANNEXE 3

None

SCHEDULE / ANNEXE 4

1. Each holder of a fractional share issued by the corporation is entitled to exercise voting rights and to receive a dividend in respect of each such fractional share to the extent of such fraction.

2. The corporation has a lien on each share registered in the name of a shareholder or his legal representative for a debt of that shareholder to the corporation.

3. The directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.